Exhibit 10.1
CONFIDENTIAL
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Megan L. Featherston, a resident of Minnesota (“Executive”), and Wilsons Leather Holdings Inc., a Minnesota corporation (the “Company”).
BACKGROUND
     A. Executive was employed by the Company pursuant to an offer letter dated March 2, 2006 (“Offer Letter”).
     B. Executive’s employment with the Company has ended effective February 28, 2007 (the “Separation Date”).
     C. Under the Offer Letter, Executive is entitled to certain severance benefits upon an involuntary termination without cause, subject to signing a separation agreement in a form determined by the Company.
     D. This Agreement constitutes the separation agreement required by the Offer Letter.
     E. The parties desire to resolve all issues now between them and have agreed to a full settlement of such issues as set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:
AGREEMENTS
     1. Final Pay/Benefits Continuation. Executive confirms that she has been paid in full for her base salary, compensation, benefits and any accrued and unused vacation time owing to her through the Separation Date, except as specifically set forth in this Agreement.

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The Company will pay to Executive in March 2007 the guaranteed STI Plan award for fiscal year 2006, in the amount of $120,000, in accordance with the Offer Letter. Executive will have the right to continue her group health, dental and/or vision insurance coverage after the Separation Date under such terms as are made available to similarly-situated former employees of the Company, pursuant to the terms of the applicable plan documents and laws regarding continuation coverage. Except as provided in subparagraph 4.b. of this Agreement, such continuation coverage shall be at Executive’s own expense. To the extent that Executive is currently a participant in any retirement, pension, or profit sharing plans of the Company, Executive will be entitled to her rights and benefits under these plans at the times and under the terms and conditions set forth in any such plan.
     2. Expense Reimbursement. The Company will reimburse Executive for her regular and necessary business expenses incurred through the Separation Date in accordance with the Company’s regular policies and practices. Executive will submit all requests for reimbursement to the Company no later than March 16, 2007.
     3. Release by Executive. At the same time that Executive executes this Agreement, she shall execute a Release in the form attached to this Agreement as Exhibit A (the “Release”). This Agreement will not be interpreted or construed to limit the Release in any manner.
     4. Severance Arrangements. The Company will make the severance payments to Executive and on her behalf as set forth in subparagraphs 4.a., 4.b. and 4.c. below in satisfaction of all amounts that may be owed by the Company under the Offer Letter and in lieu of any further payments or compensation that Executive would otherwise be entitled to receive under any other agreement with the Company or any Affiliate

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(as defined in paragraph 6 below) or as an employee or officer of the Company or any Affiliate. The Company will make such payments only if (i) Executive has signed this Agreement and the Release and has not rescinded this Agreement or the Release within the rescission period set forth in paragraph 22 below (the “Rescission Period”), (ii) the Company has received written confirmation from Executive, dated not earlier than the day after the expiration of the Rescission Period, that Executive has not rescinded and will not rescind this Agreement or the Release, and (iii) Executive has not breached her obligations pursuant to this Agreement or the Release.
          a. Severance Pay. The Company shall pay Executive as severance pay an amount equal to Executive’s annual base salary as of the Separation Date. Payment will be made in accordance with the Company’s regular payroll schedule for the period commencing on the first payroll date following expiration of the Rescission Period and continuing for one year thereafter.
          b. Health Insurance. If Executive elects to continue her group health, dental and/or vision insurance under the terms of paragraph 1 above and the terms of the applicable plans, Executive shall complete all paperwork necessary to carry out such election effective March 1, 2007, as specified by the Company or its agents in accordance with the applicable plans. Upon such election by Executive, the Company shall pay on Executive’s behalf a portion of the cost of the premiums that she is required to pay to maintain such continuation coverage for a period of up to twelve (12) months following the Separation Date, or, if earlier, until such continuation coverage ceases in accordance with the terms and conditions of the applicable plans and laws. The premium portion to be paid by the Company shall be equal to the portion of the health,

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dental and/or vision insurance premiums that would be paid by the Company if Executive were an employee of the Company, at the same level of coverage that was in effect on the Separation Date. The Company shall deduct Executive’s portion of such premiums from payments to Executive pursuant to subparagraph 4.a., provided, however, if payments owed to Executive pursuant to subparagraph 4.a. are not sufficient to cover Executive’s portion of the premiums, Executive shall pay such portion to the Company in accordance with the requirements of continuation coverage.
          c. Outplacement. The Company will provide to Executive executive-level outplacement assistance services for up to 12 months through a provider designated by the Company. Executive will not be paid cash in lieu of outplacement services.
     5. Stock Options. Executive acknowledges and agrees that the options listed in this paragraph below are Executive’s only options to purchase shares of the common stock of the Company’s parent, Wilsons The Leather Experts Inc., and that such options are exercisable only to the extent reflected in the “Amount Exercisable” column below. Executive further agrees and acknowledges that all of the options to purchase common stock of Wilsons The Leather Experts Inc. will expire and cease to be outstanding in accordance with the terms of the applicable Stock Option Agreement and plan.

Plan	Date of Grant	Exercise Price	Number of Shares	Amount Exercisable
2000 Plan	03/23/06	$3.66	150,000	0
     6. Confidential Information and Restrictive Covenants.
          a. Confidential Information. Except as authorized in writing by an officer of the Company, Executive shall not at any time divulge,

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furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company or any of its Affiliates that Executive has acquired or will acquire about the Company or any of its Affiliates, whether developed by herself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, (vii) any non-public information regarding Company employees, compensation, stock ownership or benefits, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or any of its Affiliates. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and its Affiliates would be wrongful and would cause irreparable harm to the Company. Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of its Affiliates, other than as a direct or indirect result of the breach of this Agreement by Executive, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with

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the Company or any of its Affiliates, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that her obligations under this Agreement to maintain the confidentiality of the confidential information are in addition to any obligations of Executive under applicable statutory or common law. For purposes of this Agreement, “Affiliate” shall mean any entity related to the Company in the present or past, including without limitation its predecessors, parent (Wilsons The Leather Experts Inc.), subsidiaries, joint venture partners, and any entities under common control with the Company, and any successors of any of them.
          b. Agreement Not to Hire. For a period of twelve (12) consecutive months after the Separation Date, Executive will not, directly or indirectly, hire, engage, or solicit any person who is an employee of the Company or any of its Affiliates, or who was an employee of the Company or any of its Affiliates at any time during the 180-day period immediately preceding the Separation Date, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.
          c. Agreement Not to Interfere. For a period of twelve (12) consecutive months after the Separation Date, Executive will not, directly or indirectly, induce or attempt to induce any vendor, supplier, independent contractor or customer of the Company or of any of its Affiliates to cease doing business with or terminate or alter its relationship with the Company or any of its Affiliates.
          d. Acknowledgment. Executive agrees that the restrictions and agreements contained in this paragraph 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this paragraph 6 will cause substantial and irreparable harm to the

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Company that would not be quantifiable and for which no adequate remedy would exist at law. Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by her of the provisions of paragraph 6 of the Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company will (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.
          e. Blue Pencil Doctrine. If the duration of, or business activities covered by, this paragraph 6 are in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration or those activities as are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph 6 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable laws.
     7. Cooperation. At any time upon reasonable request and notice from the Company, Executive will, without further consideration but at no expense to Executive, (a) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in her capacity for the Company or any of its Affiliates) as may be necessary or appropriate to formalize and complete the Company’s or any Affiliate’s corporate records; provided, however, that nothing in this paragraph 7 will require Executive to take any action that she reasonably believes to be unlawful or unethical or to

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make any inaccurate statement of actual facts, and (b) provide complete and truthful information to, and otherwise cooperate fully with, the Company, any of its Affiliates, and any of its or their legal counsel, agents, insurers and representatives in connection with any investigations, litigation or other matters relating to the Company or any of its Affiliates in which the Company determines that Executive may have relevant information. In addition, at the Company’s reasonable request and upon reasonable notice, Executive will, during the time the Company is making salary continuation payments to her under paragraph 4 above and without further consideration, discuss and consult with the Company regarding business matters that she was directly and substantially involved with while employed by the Company.
     8. Claims Involving the Company. Executive will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its Affiliates, or any of its or their directors, officers, employees, or agents, nor will Executive voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its Affiliates, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph 8 will not be interpreted or construed to prevent Executive from providing information to any governmental or law enforcement agency or from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice or other legal process.
     9. Records, Documents, and Property. Executive confirms that she has delivered to the Company any and all Company or Affiliate records and any and all Company or Affiliate property in her possession or under her control, including without limitation, manuals, books,

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blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or of any of its Affiliates, and all copies thereof, and keys, access cards, access codes, source codes, passwords, raw materials, products, product samples, credit cards, personal computers, telephones, BlackBerry and other electronic equipment belonging to the Company or any of its Affiliates.
     10. Non-Disparagement. Executive will not at any time disparage, defame or besmirch the reputation, character, image, products or services of the Company, any of its Affiliates, or the reputation or character of any of their current or former directors, officers, employees or agents.
     11. Actions Taken by Executive. Executive represents and warrants that, during the entire period that she has been an employee or officer of the Company or any of its Affiliates, she acted in good faith and had no reasonable cause to believe that her conduct was unlawful.
     12. Indemnification. Notwithstanding Executive’s separation from the Company, with respect to events that occurred during her tenure as an employee or officer of the Company, Executive will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to other current or former employees or officers of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.

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     13. Confidentiality.
          a. General Standard. It is understood and agreed that this Agreement and summaries thereof may be disclosed in filings with the Securities and Exchange Commission and summarized in proxy statements disseminated to shareholders of Wilsons The Leather Experts Inc. Notwithstanding such public filings, in order to minimize disruption and distraction from on-going business operations, it is the intent of the parties that the terms of Executive’s separation from the Company, including the provisions of this Agreement and the Release (collectively “Confidential Separation Information”), will be forever treated as confidential. Accordingly, except as provided in subparagraph 13.b. below, Executive will not disclose Confidential Separation Information to anyone at any time and will not comment on Confidential Separation Information to anyone at any time and will not comment on Confidential Separation Information if asked about it by employees or former employees of the Company.
          b. Exceptions.
i.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in reports to governmental agencies as required by law, including, but not limited to, any federal or state tax authority.

ii.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information to her immediate family, her attorneys, her accountants or tax advisors.

iii.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in connection with any litigation proceeding involving the parties’ rights or obligations under this Agreement or the Release.

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iv.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in the course of any job search, in response to questions from prospective employers about Executive’s departure from the Company or Executive’s obligations under paragraph 6 of this Agreement.
     14. Full Compensation. Executive understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Executive for and extinguish any and all of the potential claims Executive is releasing in the Release, including without limitation, her claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.
     15. Withholding of Taxes. The Company shall withhold from payments and benefits hereunder income and employment taxes and other amounts to the extent required by law. If there is any dispute over the taxation of any such payment or benefit, the Company and Executive will cause their respective tax advisors to cooperate in an effort to resolve such dispute.
     16. No Admission of Wrongdoing. Executive understands that this Agreement does not constitute an admission that the Company, any of its Affiliates, or any of its or their directors, officers, employees, or agents has violated any local ordinance, state or federal statute, or principle of common law, or that the Company, any of its Affiliates, or any of its or their directors, officers, employees, or agents has engaged in any unlawful or improper conduct toward Executive. Executive will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company or any of its Affiliates has engaged in any unlawful or improper conduct toward her or treated her unfairly.

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     17. Authority. Executive represents and warrants that she has the authority to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.
     18. Legal Representation. Executive acknowledges that she has been advised by the Company to consult with her own attorney before executing this Agreement and the Release, that she has had a full opportunity to consider this Agreement and the Release, that she has had a full opportunity to ask any questions that she may have concerning this Agreement, the Release, or the settlement of her potential claims against the Company and others, and that she has not relied upon any statements or representations made by the Company, its Affiliates or its or their attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant.
     19. Assignment. This Agreement shall not be assignable, in whole or in part, by Executive without the prior written consent of the Company. The Company may, without the consent of Executive, assign its rights and obligations under this Agreement.
     20. Entire Agreement. This Agreement, the Release, the Stock Option Agreement, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, the Stock Option Agreement, or any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended by either party to be legally binding. All other agreements and understandings between Executive and the Company or any of its Affiliates (including without limitation the Offer Letter) are hereby cancelled, terminated, and superseded.

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     21. Period to Consider the Release and the Agreement. Executive understands that she has 45 days to consider whether to sign this Agreement and the Release. If Executive signs this Agreement and the Release before the end of the 45-day period, it will be her voluntary decision to do so because she has decided she does not need any additional time to decide whether to sign this Agreement and the Release.
     22. Right to Rescind or Revoke. Executive understands that she has the right to rescind or revoke this Agreement and the Release for any reason within fifteen (15) calendar days after she signs them. Executive understands that this Agreement will not become effective or enforceable unless and until she has not rescinded this Agreement or the Release and the Rescission Period has expired. Executive understands that if she wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Corrie Lapinsky, Director Legal Services, 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and (b) delivered to Corrie Lapinsky within the fifteen-day period. If mailed, the rescission must be (a) postmarked within the fifteen-day period and (b) addressed to Corrie Lapinsky at the address in the preceding sentence.
     23. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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     24. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     25. Governing Law. This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release will be governed by, the laws of the State of Minnesota.
            IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated below.

Dated: April 18, 2007	/s/ Megan L. Featherston
MEGAN L. FEATHERSTON

Dated: April 23, 2007	WILSONS LEATHER HOLDINGS INC.
BY: /s/ Michael M. Searles
Michael M. Searles
Its Chief Executive Officer

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RELEASE BY MEGAN FEATHERSTON
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Wilsons means Wilsons Leather Holdings Inc., Wilsons The Leather Experts Inc., any company related to Wilsons Leather Holdings Inc. or Wilsons The Leather Experts Inc. in the present or past (including without limitation any of their predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Wilsons Leather Holdings Inc. or Wilsons The Leather Experts Inc.

C.	Company means Wilsons; the present and past officers, directors, committees, and employees of Wilsons; any company providing insurance to Wilsons in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Wilsons (other than multiemployer plans); the attorneys for Wilsons; and anyone who acted on behalf of Wilsons or on instructions from Wilsons.

D.	Agreement means the Separation Agreement between Wilsons and me that I have executed on the same date as I am executing this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether or not I now know about those rights, including without limitation:
1.	all claims arising out of or relating to my employment with Wilsons or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);
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4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, relocation expenses, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from Wilsons as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that the consideration is in addition to anything of value that I would be entitled to receive from Wilsons if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though Wilsons will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

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Acknowledgement of Receipt of Information. I confirm that I have received from Wilsons a written disclosure of information relating to employees affected by the restructuring of Wilsons’ senior management, which includes the job titles and ages of senior managers who are being offered severance pay in exchange for a release of claims and information about senior managers who are not being offered severance pay, and that I understand the information contained on such disclosure.
Period to Consider the Release. I understand that I have 45 days from the day that I receive this Release and the information disclosure, not counting the day upon which I receive them, to consider whether I wish to sign this Release. If I sign this Release before the end of the 45-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or the Agreement before I sign it, whether material or immaterial, will not restart the 45-day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Wilsons by hand or by mail within the 45-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Wilsons by hand or by mail within the 15-day rescission period. All deliveries must be made to Wilsons at the following address:

Corrie Lapinsky
Director, Legal Services
Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Wilsons at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Wilsons. No child support orders, garnishment orders, or other orders requiring that money owed to me by Wilsons be paid to any other person are now in effect.

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I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by Wilsons. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: April 18, 2007	/s/ Megan L. Featherston
Megan L. Featherston

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